Exhibit 99.1

NEWS RELEASE

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, December 20, 2006

APOGEE 3rd QUARTER REVENUES, EARNINGS INCREASE;

FULL-YEAR EPS GUIDANCE RAISED

MINNEAPOLIS, MN (December 20, 2006) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2007 third quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural, large-scale optical and automotive industries.

THIRD QUARTER HIGHLIGHTS

•	Revenues of $209.8 million were up 18 percent versus the prior-year period.

•	Operating income increased 61 percent compared to a year earlier.

•	Operating margin was 7.2 percent, compared to 5.3 percent in the prior-year period.

•	Earnings of $0.35 per share increased 9 percent from $0.32 per share a year earlier.

•	Third quarter earnings per share increased 40 percent excluding the prior-year period net tax benefit of $0.07 per share resulting from resolution of certain tax matters.

•	The current quarter includes $0.02 per share expense related to adoption of FAS123R.

•	Architectural segment revenues were up 24 percent, and operating income more than doubled compared to the prior-year period.

•	Large-scale optical segment revenues were flat. As expected, operating income decreased 25 percent compared to the prior-year period.

•	Fiscal year 2007 earnings outlook has been increased to a range of $0.98 to $1.04 per share, up from prior guidance of $0.92 to $0.98 per share.

Commentary

“We completed a very strong quarter, thanks to strength in our architectural segment where we delivered significant improvement in operating margins,” said Russell Huffer, Apogee chairman and chief executive officer. “We benefited from greater than expected product and project mix, volume and operational improvements in the architectural segment during our seasonally strongest quarter of the year. In addition, our backlog and bidding activity remain high, and the non-residential construction markets continue to grow.

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Apogee Enterprises, Inc.   •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

“The decline in the large-scale optical segment earnings compared to last year was a result of the unfavorable framing product mix within value-added glass that we had anticipated,” he said.

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $182.1 million were up 24 percent over the prior-year period. All segment businesses contributed to this growth.

•	Operating income was $13.4 million, up 130 percent from a year ago.

•	Operating margin was 7.4 percent, compared to 4.0 percent in the prior-year period and 4.5 percent in the first half of this fiscal year.

•	Higher than expected revenue and operating income growth resulted from stronger pricing, the timing of job flow, and a positive mix of architectural glass value-added products and installation and window projects, as well as solid, ongoing operational improvements.

•	Segment backlog was $389.5 million, compared to a backlog of $316.6 million in the prior-year period and $391.0 million at the end of the second quarter. Strong orders maintained the backlog level.

Large-Scale Optical Technologies

•	Revenues of $21.8 million were up 1 percent from the prior-year period.

•	Operating income was $2.7 million, down 25 percent from the prior-year period.

•	Operating margin in the third quarter was 12.3 percent, compared to 16.6 percent in the prior-year period.

•	The segment’s performance was impacted by lower pre-framed art sales and the less favorable value-added product mix at national retail customers, even though conversion to value-added products continues in the broader custom framing market.

Automotive Replacement Glass and Services

•	Revenues of $6.0 million decreased 33 percent compared to the prior-year period as expected.

•	There was an operating loss of $0.5 million, compared to operating income of $0.5 million in the prior-year period.

•	Auto glass segment results continue to be impacted by lower sales of aftermarket auto windshields, a product line Apogee is in the process of exiting.

Equity in Affiliates

•	Pre-tax earnings were $1.1 million from investment in PPG Auto Glass, LLC, which is flat compared to the prior-year period.

Financial Condition

•	Long-term debt was $56.2 million at the end of the third quarter, compared to $45.2 million at the end of fiscal 2006 and $56.5 in the second quarter.

•	Long-term debt-to-total-capital ratio was 20.1 percent, up slightly from the fiscal 2006 year-end.

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Apogee Enterprises, Inc.   •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) was $94.0 million, compared to $88.8 million at the end of the second quarter and $70.6 million at the end of fiscal 2006. The increase was driven by working capital requirements related to growth in the architectural segment businesses.

•	Depreciation and amortization were $15.0 million year to date, up 11 percent from the prior year.

•	Capital expenditures were $26.3 million year to date, including investments in architectural glass fabrication capacity expansions. This compares to capital expenditures of $22.5 million in the prior-year period.

OUTLOOK

“The performance of our architectural segment continues to improve. We finished the quarter stronger than anticipated due to a higher value-added mix and better operating performance in glass fabrication, installation and finishing,” said Huffer. “As a result, we have again raised our earnings guidance for fiscal 2007. We are now expecting earnings per share of $0.98 to $1.04 for the current year, up from our guidance of $0.92 to $0.98 per share provided on November 13.

“The increase in our earnings guidance on the existing revenue base reflects our outlook for higher architectural segment operating margins resulting from better than expected productivity and mix. Our fiscal 2007 architectural operating margins are now anticipated to range from 5.6 to 5.8 percent, a significant increase from 3.2 percent in fiscal 2006.

“Regarding our other businesses, our outlook for the large-scale optical and auto glass segments remains unchanged,” he said, adding, “Our auto glass segment has begun the process of transitioning its auto replacement windshield manufacturing capacity to support architectural glass fabrication.

“We expect a strong finish to fiscal 2007 and anticipate another quarter of year-on-year growth in the fourth quarter compared to the prior year,” Huffer said. He noted that the fourth quarter is generally a seasonally lower quarter than the third quarter in terms of revenues and margins for both the architectural and large-scale optical segments.

He concluded, “We continue to be optimistic about the commercial construction market and Apogee’s future performance based on our architectural segment backlog and bidding activity. We are pleased to be progressing more quickly than we had expected toward our goal of reaching our prior peak architectural operating margin of 7.0 percent in two years.”

The company plans to issue guidance for fiscal 2008 during the fourth quarter of fiscal 2007.

The following statements are based on current expectations for fiscal 2007. These statements are forward-looking, and actual results may differ materially.

•	Overall fiscal 2007 revenues for the year are expected to increase 12 to 15 percent.

•	Architectural segment revenues are expected to increase 16 to 19 percent, consistent with prior guidance.

•	Growth is supported by the strong architectural backlog of $389.5 million at the end of the third quarter.

•	Large-scale optical segment revenues are expected to be down slightly, consistent with prior guidance.

•	Auto glass segment revenues are expected to be down approximately 15 percent (prior guidance was down 10 percent).

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Apogee Enterprises, Inc.   •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Annual gross margins are expected to be nearly 19.0 percent as higher costs for wages, health care, energy, materials and freight are somewhat offset by pricing, operational improvements and cost reductions (prior guidance was 18.5 to 19.0 percent).

•	Selling, general and administrative expenses as a percent of sales are projected to be slightly less than 13.5 percent, including the impact of expensing options.

•	Expected annual operating margins by segment are: architectural, 5.6 to 5.8 percent (prior guidance was 5.2 to 5.3 percent); large-scale optical, 11 to 12 percent; and auto glass, negative 5 to 6 percent.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report pre-tax earnings of just over $2 million.

•	Capital expenditures are projected to be approximately $45 million, including an estimated $25 million related to building the new architectural glass fabrication plant (prior guidance was $40 to $45 million).

•	Depreciation and amortization are estimated at $20 million for the year.

•	Debt is expected to be approximately $50 to $60 million at year end, reflecting borrowings for the new architectural glass facility.

•	The effective tax rate for the full year is anticipated to be approximately 36 percent, compared to the prior-year rate of 24 percent which included extraordinary items in the third and fourth quarters of last year.

•	Earnings per share from continuing operations are expected to range from $0.98 to $1.04 (prior guidance was $0.92 to $0.98); this includes the $0.05 per share expense related to adoption of FAS123R and the $0.04 per share benefit from the flat glass class action settlement.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities; and (C) the auto glass segment: i) transition of markets served by Viracon/Curvlite; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the

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Apogee Enterprises, Inc.   •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2006.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, December 21. To participate in the teleconference, call 1-866-700-7477 toll free or 617-213-8840 international, access code 89919728. The replay will be available from noon Central Time on Thursday, December 21, through midnight Central Time on Thursday, January 4, 2007, by calling 1-888-286-8010 toll free, access code 14117998. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

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Apogee Enterprises, Inc.   •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended December 2, 2006	Thirteen Weeks Ended November 26, 2005	% Change	Forty Weeks Ended December 2, 2006	Thirty-nine Weeks Ended November 26, 2005	% Change
Net sales	$209,840	$177,420	18%	$593,547	$515,281	15%
Cost of goods sold	169,122	143,489	18%	484,210	419,453	15%

Gross profit	40,718	33,931	20%	109,337	95,828	14%
Selling, general and administrative expenses	25,640	24,537	4%	75,818	72,580	4%

Operating income	15,078	9,394	61%	33,519	23,248	44%
Interest income	221	197	12%	822	590	39%
Interest expense	699	624	12%	2,350	1,807	30%
Other income (expense), net	14	(19)	N/M	(14)	21	N/M
Equity income of affiliated companies	1,080	1,124	-4%	2,363	2,570	-8%

Earnings before income taxes	15,694	10,072	56%	34,340	24,622	39%
Income taxes	5,791	1,099	427%	12,362	6,200	99%

Net earnings	$9,903	$8,973	10%	$21,978	$18,422	19%

Net earnings per share - basic:	$0.36	$0.33	9%	$0.80	$0.67	19%
Average common shares outstanding	27,651,561	27,388,701	1%	27,613,810	27,420,317	1%

Net earnings per share - diluted:	$0.35	$0.32	9%	$0.78	$0.66	18%
Average common and common equivalent shares outstanding	28,299,695	28,136,534	1%	28,105,022	27,968,108	0%

Cash dividends per common share	$0.0675	$0.0650	4%	$0.1975	$0.1900	4%

Business Segments Information
(Unaudited)

	Thirteen Weeks Ended December 2, 2006	Thirteen Weeks Ended November 26, 2005	% Change	Forty Weeks Ended December 2, 2006	Thirty-nine Weeks Ended November 26, 2005	% Change
Sales
Architectural	$182,071	$146,916	24%	$510,576	$423,084	21%
Large-scale Optical	21,836	21,660	1%	62,114	66,759	-7%
Auto Glass	5,955	8,876	-33%	21,039	25,596	-18%
Eliminations	(22)	(32)	31%	(182)	(158)	-15%

Total	$209,840	$177,420	18%	$593,547	$515,281	15%

Operating income (loss)
Architectural	$13,444	$5,833	130%	$28,203	$13,364	111%
Large-scale Optical	2,693	3,596	-25%	7,719	11,702	-34%
Auto Glass	(513)	496	N/M	(650)	14	N/M
Corporate and other	(546)	(531)	-3%	(1,753)	(1,832)	4%

Total	$15,078	$9,394	61%	$33,519	$23,248	44%

Consolidated Condensed Balance Sheets

(Unaudited)

	December 2, 2006	February 25, 2006
Assets
Current assets	$227,771	$203,134
Net property, plant and equipment	125,101	113,198
Other assets	88,535	87,626

Total assets	$441,407	$403,958

Liabilities and shareholders’ equity
Current liabilities	$130,277	$127,809
Long-term debt	56,200	45,200
Other liabilities	30,921	31,896
Shareholders’ equity	224,009	199,053

Total liabilities and shareholders’ equity	$441,407	$403,958

N/M = Not meaningful

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Forty Weeks Ended December 2, 2006	Thirty-nine Weeks Ended November 26, 2005
Net earnings	$21,978	$18,422
Depreciation & amortization	14,977	13,526
Stock-based compensation	4,168	1,314
Earnings from equity investments	(2,363)	(2,570)
Other, net	(2,467)	(1,323)
Changes in operating assets and liabilities	(24,406)	(11,439)

Net cash provided by continuing operating activities	11,887	17,930

Capital expenditures and acquisition of intangible assets	(26,343)	(22,494)
Proceeds on sale of property	1,636	4
Net purchases of marketable securities	(366)	(794)
Other investing activities	5,000	—

Net cash used in investing activities	(20,073)	(23,284)

Net proceeds from long-term debt and revolving credit agreement	11,000	8,700
Proceeds from issuance of common stock, net of cancellations	2,685	2,888
Dividends paid	(7,383)	(5,282)
Other, net	1,423	(2,747)

Net cash provided by financing activities	7,725	3,559

Cash used by discontinued operations	(763)	(449)

Decrease in cash and cash equivalents	(1,224)	(2,244)
Cash and cash equivalents at beginning of year	4,676	5,967

Cash and cash equivalents at end of period	$3,452	$3,723

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com